EXHIBIT 5.1

[Shaw Pittman LLP Letterhead]

March 11, 2005

Commercial Net Lease Realty, Inc.
450 South Orange Avenue, Suite 900
Orlando, FL 32801

Re: Commercial Net Lease Realty, Inc.
       Registration Statement on Form S-4

Ladies and Gentlemen:

     We have acted as counsel for Commercial Net Lease Realty, Inc., a Maryland corporation (the “Company”), in connection with the Company’s issuance pursuant to a Registration Statement on Form S-4 (the “Registration Statement”) of an aggregate of 1,636,532 shares of common stock, par value $0.01 per share (the “Common Stock”), pursuant to an Agreement and Plan of Merger, dated as of January 14, 2005 (the “Merger Agreement”), between the Company, NAPE Acquisition, Inc., a Maryland corporation (“NAPE Acquisition”), National Properties Corporation, an Iowa corporation (“National Properties”) and Raymond Di Paglia pursuant to which National Properties will be merged with and into NAPE Acquisition (the “Merger”), with NAPE Acquisition as the surviving entity and the Company as the sole stockholder of the surviving entity.

     As counsel for the Company, we are familiar with the proceedings taken and proposed to be taken by the Company and have participated in the preparation of the Registration Statement, the Merger Agreement and other agreements, certificates and documents executed and delivered pursuant to the Merger Agreement. For purposes of this opinion, we have assumed that such proceedings will be timely completed in the manner presently proposed. In rendering our opinion, we have also examined the following:

1.	the First Amended and Restated Articles of Incorporation of the Company, as certified by the Secretary of the Company as of the date hereof (the “Articles of Incorporation”);

2.	the By-Laws of the Company as in effect on the date hereof, as certified by the Secretary of the Company as of the date hereof;

3.	minutes of a general meeting of the Board of Directors of the Company held on December 17, 2004, as certified by the Secretary of the Company on the date hereof;

4.	an executed copy of the Merger Agreement; and

Commercial Net Lease Realty, Inc.
March 11, 2005

5.	the Registration Statement.

     In our examination of the foregoing, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, photostatic, or facsimile copies and the authenticity of the originals of such latter documents, and the legal capacity of natural persons.

     As to any facts material to the opinion expressed herein, we have relied upon a certificate of officers of the Company. We have not investigated or verified the accuracy of such factual matters. All of the opinions referenced in this paragraph are rendered only as of the respective dates of such certificates.

     In rendering this opinion, we have assumed that each party (other than the Company) that has executed or will execute an agreement to which the Company is a party has all requisite power and authority and has taken all necessary action to execute and deliver such agreement and to perform the transactions contemplated thereby, and that each such agreement is the legal, valid, and binding obligation of such party (other than the Company) enforceable against such party in accordance with its terms.

     Based on the foregoing and subject to the limitations and qualifications hereinafter set forth, we are of the opinion that the issuance of the Common Stock has been duly authorized by all necessary corporate action on the part of the Company, and, when issued and delivered by the Company in accordance with the terms of the Merger Agreement, the Common Stock will be validly issued, fully paid and non-assessable.

     The foregoing opinion is, with your concurrence, predicated upon and qualified by the following:

a.	The foregoing opinion is based upon and are limited to the published compilations of the General Corporation Law of the State of Maryland and the relevant laws of the United States of America. We render no opinion with respect to the laws of any other jurisdiction.

b.	We assume no obligation to update the opinion set forth herein.

c.	Our opinion is based upon and is limited to the matters set forth and the laws and regulations as in effect on the date of this letter, and no other opinions should be inferred beyond the matters expressly stated.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein under the caption "Legal Matters." The giving of this consent, however, does not constitute an admission that we are "experts" within the meaning of Section 11 of the Securities Act of 1933 (the "Act"), or within the category of persons whose consent is required by Section 7 of the Act.

Commercial Net Lease Realty, Inc.
March 11, 2005

Very truly yours,

/s/ Shaw Pittman LLP

Shaw Pittman LLP